Exhibit 99.1(a)
First Quarter 2025 Earnings Prepared Comments
Bill Cunningham, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation first quarter 2025 earnings prepared comments. The Celanese Corporation first quarter 2025 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Scott Richardson, Celanese Corporation, President and Chief Executive Officer
Celanese continues to execute against our key priorities to create value for shareholders. This means increasing cash flow to accelerate deleveraging, intensifying cost improvements, and driving top line growth through our pipeline model in the Engineered Materials (EM) business and downstream optionality in the Acetyl Chain (AC). These strategic areas of focus have been the guiding force behind our actions in the first quarter and will continue moving forward.
Today, we reported first quarter 2025 adjusted earnings per share of $0.57 (inclusive of approximately $0.37 per share total Celanese transaction amortization1). Our results underscore the momentum we are gaining through the execution of the strategic actions we have initiated, especially considering the increasingly dynamic global economic setting. Overall, our quarterly results were driven by favorable product mix and productivity gains in EM and lower expenses in Other Activities, which were partially offset by slightly higher costs and greater than anticipated delays in order timing in AC.
1 Calculated as intangible amortization from transactions divided by diluted weighted average shares outstanding.

Our first quarter free cash flow was a $73 million use of cash, an improvement relative to our first quarter expectation of an approximate $300 million use of cash, reflecting our priority on cash generation. As a reminder, our first quarter typically results in a use of cash mainly due to seasonality, which was also the case in both 2023 and 2024. Our first quarter results were driven by our focus on working capital, including initial progress against our inventory reduction goals in EM.
In the first quarter, end-markets across both businesses developed largely as anticipated, impacted by continued sluggish global demand and persistent weakness in key end-markets like paints, coatings, and construction. In the automotive sector, Western Hemisphere destocking in the value chain largely reached a more stabilized level by late March, helping to improve our sales into the automotive sector and contributed to the overall mix improvement for the quarter. We did not see any direct impact from tariffs on our first quarter results.
As tariff-driven uncertainty rises across the global demand landscape, our focus remains on driving self-help measures that advance our strategic priorities. We took the following steps in the quarter, among others, to improve earnings and increase cash flow to deleverage the balance sheet:
•Completed a series of transactions, including registered offerings of approximately $2.6 billion aggregate principal of notes, that improved our near-term maturity profile, lowered the blended borrowing rate, and enhanced our flexibility. Importantly, these transactions allow us to focus on generating free cash flow and proceeds from intended divestitures to address the maturities due through 2027.
•Increased the cost reduction targets we expect to realize in 2025 to approximately $120 million. Last quarter, we announced our expectation to deliver $80 million in 2025 cost reductions, primarily in selling, general, and administrative (SG&A) productivity. In addition, $40 million in other cost savings opportunities have been identified, evenly split between EM and AC. The additional EM cost reductions focus on streamlining areas such as the logistics and distribution network, reduced discretionary spending, and further SG&A optimization. Within AC, the additional cost reductions focus on plant and distribution productivity.
•Announced our intention to pursue a complete divestiture of the Micromax® business, a global manufacturer of electronic pastes and ceramic tapes that is currently within the EM portfolio. The business provides solutions across several end-markets, including radar communications, health and specialty technologies, automotive, and circuit board components.

With these actions in motion, the fundamental strength of our core business models, and our ability to generate cash, we are confident we can navigate the confluence of an uncertain demand environment that has been further challenged by the evolving announcements around global trade. Since 2020, Celanese has averaged approximately $1 billion in free cash flow each year and that includes delivering $950 million during the 2020 pandemic year. We have a long history of strong free cash flow generation, even in difficult circumstances, and I am confident that will continue this year and beyond.
Now, let me turn to the performance specifics of our businesses.
Engineered Materials delivered first quarter adjusted EBIT of $126 million and operating EBITDA of $235 million at margins of 10 percent and 18 percent, respectively. The quarterly results were driven by several factors. Typical first quarter seasonal impacts of sales into the medical implants end-market were less than anticipated, and overall regional mix was favorable across several product lines. The benefits from our cost reduction programs began to gain traction and contributed to lower costs, and there was a modest contribution from the price increases that were implemented in the quarter.
Sequential net sales increased by 1 percent, which constituted increases of 1 percent in both volume and price with a small currency offset. Our key end-markets developed through the quarter in line with our expectations, and the demand environment was largely similar to the fourth quarter, with stabilizing but not yet normalized demand patterns. The significant automotive destocking in the Western Hemisphere that began in the second half of 2024 continued through the first two months of the quarter, largely reaching more stabilized levels in March, although below levels in the first half of 2024. While sequential auto builds were down 10 percent, with the reduction most pronounced in Asia, EM's worldwide automotive segment sales volumes were up by 5 percent during the same period.
We previously described the opportunity to unlock value in EM through simplifying and streamlining the business, targeting annualized savings of $50 to $100 million through these efforts. During the first quarter, we created and implemented detailed plans to begin realizing $20 million of those improvements in 2025. These cost reduction programs consist of the following workstreams:
•Further SG&A productivity: As the post-integration processes and systems become more embedded, we have additional opportunities to reduce redundant activities within the business. These SG&A reductions are expected to contribute $30 to $35 million on an annualized basis, and we are targeting to deliver approximately $10 million in 2025.
•Outside service spend: The changing global dynamics and persistent demand challenges have created opportunities to drive additional productivity programs. These programs are expected to contribute approximately $5 million on an annualized basis, and we are targeting full realization of those improvements in 2025.
•Network optimization: The meaningful manufacturing footprint reductions that we accomplished over the past 18 months created opportunities to further streamline our logistics and distribution network, including areas like warehouse consolidation and transportation optimization. These steps are estimated to contribute approximately $10 million to the annualized savings, and our targeted delivery for 2025 is approximately $5 million.
There remains more that we can do. We will continue to assess opportunities across all aspects of our business to drive new actions, and we expect to achieve annualized savings of $50 to $100 million in the future.
An important area of focus for EM is addressing the margin compression in nylon 6,6, where there is increased competitive dynamics in certain grades and applications. From 2021 to 2024, adjusted gross profit2 for EM has declined by approximately $350 million and nearly 75 percent of that erosion has been in nylon 6,6. By increasing our make vs. buy optionality through manufacturing footprint optimizations, our more contemporary nylon business model has tempered that erosion. Additionally, we are taking further dedicated actions to improve the earnings contribution to EM. We have initiated multiple manufacturing and raw material productivity programs that focus on nylon 6,6, and similar to our actions in the first quarter, we will continue to drive value pricing actions where possible. Having operated through numerous cycles of supply and demand imbalance, it has been our experience that producers at the high end of the cost curve cannot operate for prolonged periods. We are taking actions to position our EM business for success through these cycles.
The most critical driver of earnings expansion for EM is the continual evolution of the EM pipeline model, with an emphasis on improving connectivity to global growth sectors like electric vehicles, servers, medical applications, and athletic wear. We are redeploying resources more efficiently and effectively to those pockets of higher growth. The upgraded EM pipeline model includes acceleration of High Impact Programs (HIPs), or projects that are focused on high performance, demanding applications requiring differentiated, higher margin products. Projects like these highlight our ability to take complexity away
2 Adjusted gross profit of the company for the year ended December 31, 2021 (a) is calculated using actual results plus the results of the historical Mobility and Materials business as reclassified for the year ended December 31, 2021 (the "Mobility & Materials Pro Forma Financials") as filed by the company on its current report on form 8-K/A on November 21, 2022; and (b) adjusts from the Mobility and Materials Pro Forma Financials only the Acquisition Accounting Adjustments thereon and includes no other adjustments, because the company did not own the Mobility and Materials business during the year ended December 31, 2021 and therefore cannot determine the amount of any adjustments that could have been eligible under the company's adjustment criteria and process, and it is possible such amount, if any, could cause the amount of adjusted gross profit of the company for the year ended December 31, 2021 to differ materially from what is presented.

from the customer and be a full solutions provider. Some examples include automotive suspension systems, injector pens, and performance apparel, and the average value of a project associated with an HIP is 20 percent greater than our base business programs. Continued expansion of these programs is a critical driver of the EM growth strategy.
Before we turn to the second quarter, let me address the potential impact of tariffs within Engineered Materials. We have localized production for many of our polymer families and are leveraging our capabilities to flex production and procurement to mitigate tariff and other trade related impacts. Imported finished goods from China into the U.S. are minimal, and we have limited finished goods that are solely sourced from the U.S. We are able to take advantage of our global production and warehouse capabilities to support inventory in close proximity of our customers. Due to these efforts, we do not anticipate any meaningful direct earnings impacts from tariffs in the second quarter, assuming no significant downturn in demand. Through 2025, we plan to continue to flex our global footprint, utilize alternate sourcing, and selectively pass through pricing in order to mitigate tariff impacts. Given these steps, we would anticipate a mitigated direct tariff impact in the second half of 2025 of approximately $15 million per quarter.
In the second quarter to date, we have seen continued stabilization of the European automotive sector, although at lower absolute volume levels than the first half of last year. We expect modest volume increases in Asia across automotive, electronics, and industrial, as well as benefits of the first quarter completion of the POM turnaround. Considering these factors, we anticipate EM second quarter adjusted EBIT of $170 to $190 million and EM second quarter operating EBITDA of $275 to $295 million.
The Acetyl Chain (AC) delivered first quarter adjusted EBIT of $168 million and operating EBITDA of $229 million, at margins of 15 and 21 percent, respectively. The largest sequential headwind to the quarter was the delay of a dividend payment in the acetate tow product line from the first quarter to the second quarter due to a change in Chinese law and had the expected sequential impact to adjusted EBIT of $33 million. Similarly, the impact of Western Hemisphere customer contract resets was in line with expectations. The anticipated delays in the timing of acetate tow orders due to first quarter customer inventory rebalancing were $10 million larger than expected. Finally, raw materials and natural gas were slightly unfavorable to expectations and caused a $5 million headwind to adjusted EBIT.
Net sales in the quarter increased sequentially by 1 percent, comprised of a 3 percent increase in volume offset by a 1 percent decline in price and slightly unfavorable currency. The demand environment for the quarter was similar to the fourth quarter, and reflected persistent global demand weakness. Despite the volume headwind associated with the timing of acetate tow orders, AC drove sequential volume and variable margin increases in the first quarter across most other product lines. This sequential volume increase is an indication of the optionality that AC consistently exercises to identify and capture pockets of available demand.
The additional acetic acid capacities that have been commissioned and are in operation in 2025 had limited further impact in the quarter, as the region has largely been operating at or near the cost curve for an extended period of time and pricing indices were slightly down through the quarter. Demand in Asia continues to exhibit modest but steady growth, although still at rates inadequate to absorb the new capacity.
AC continues to take action to drive consistency of earnings, including announcing a price increase in the vinyls chain in the Western Hemisphere in late March. Vinyl acetate monomer (VAM) pricing indices firmed slightly through the quarter, and we anticipate continued favorable supply / demand balance due to announcements that a number of Western Hemisphere operating units in the industry are planned to be off-line for part or all of the second quarter. Additionally, AC is driving additional cost reduction programs to improve earnings in 2025 with an emphasis on plant and distribution productivity projects. We expect to achieve approximately $20 million of cost improvement in 2025 and anticipate realization to begin in the third quarter.
Regarding tariffs, the hallmark of the Acetyl Chain is the optionality to pivot sales towards available demand either upstream or downstream across geographies and the flexibility of our global manufacturing network supported by local production capabilities. We will continue to leverage that optionality and flexibility to mitigate potential tariffs across manufacturing and sourcing. The majority of finished goods exports in AC are for Europe, and flows between the U.S., Canada and Mexico are expected to have minimal impact due to the continued standing of the United States - Mexico - Canada agreement (USMCA). Within AC, the U.S. and China are nearly completely decoupled, with both U.S. imports from China and U.S. exports to China being less than 1 percent of sales for AC. Overall, we anticipate no meaningful direct tariff impact to AC in the second quarter or in the second half of 2025 if the current tariff situation were to remain unchanged.
In looking forward to the second quarter, we anticipate an approximate $40 million sequential tailwind from the resumption of the acetate tow dividend. Additionally, we expect a return to normalized order patterns for acetate tow, providing a sequential lift of approximately $10 to $15 million. We anticipate approximately $15 to $20 million of sequential uplift in the vinyls chain, based on our recently announced Western Hemisphere price increase and available volume opportunities. The second quarter represents the largest level of turnaround activity for AC throughout the year, mainly due to supplier and site partner driven activities, and we expect this to result in headwinds of approximately $15 to $20 million. Given these factors, we anticipate second quarter adjusted EBIT to be $210 to $230 million, and second quarter operating EBITDA to be $270 to $290 million. The AC team continues to leverage the Acetyl Chain's optionality and ability to flex the global network to mitigate tariff impacts and to take full advantage of opportunities to capture incremental value.

Chuck Kyrish, Celanese Corporation, Senior Vice President and Chief Financial Officer
I would like to start by thanking our teams for successfully planning and executing a series of transactions in the first quarter to extend our debt maturity profile and lower our effective net borrowing rate.
By proactively executing these refinancing transactions, including offerings of approximately $2.6 billion aggregate principal of notes, we have reduced the combined value of our 2025 and 2026 debt maturities from $2.8 billion to $1.1 billion. We maintained prepayment flexibility in our capital structure with the transactions, supporting continued deleveraging.
As we execute our deleveraging plan, we will continue to evaluate options to prudently optimize our blended borrowing costs across all our debt globally. In the first quarter we entered into a cross-currency swap to effectively convert $400 million of U.S. dollar-denominated notes into Japanese yen-denominated borrowings at prevailing yen interest rates. This swap is consistent with our principle of aligning the currency of our global debt mix to the currency of our earnings. Implementation of this swap will enable us to capture interest rate savings due to the difference in the U.S. and Japanese benchmark rates, which is currently around 3 percent and would drive an approximate $12 million annual reduction in our costs of borrowing3.
Through the refinancing transactions and yen currency swap, we have improved our effective blended borrowing rate by approximately 9 basis points, after including the effects of the coupon step ups in certain bonds which occurred due to the recent actions by the rating agencies. Considering all these actions, we anticipate net interest expense to be approximately $165 million in the second quarter and approximately $660 million in 2025.
These initiatives demonstrate our commitment to proactively managing our maturities, reducing financing costs, and positioning our capital structure to support aggressive deleveraging of our balance sheet. We will continue to be opportunistic and prudent with refinancing opportunities. We remain focused on cash
3 Benefits of cross currency swaps are recognized in Other Activities generation, and are targeting addressing our maturities through 2027 by deploying proceeds from cash flow and potential divestitures.
Let me now address the impact of Other Activities on the first quarter earnings. We reported a net expense of $60 million in adjusted EBIT and $50 million in operating EBITDA, which was favorable versus our guidance by approximately $10 million, primarily due to one-time non-cash foreign exchange gains. For the second quarter we anticipate net expense of approximately $65 to $70 million in adjusted EBIT and $55 to $60 million in operating EBITDA. This expected quarterly net expense is approximately 14 percent lower versus our 2024 quarterly average on an adjusted EBIT basis and largely reflects savings driven by ongoing cost improvement actions4 executed by our teams, as Scott discussed earlier.
Lastly, related to earnings, the effective U.S. GAAP income tax rate was (300) percent for the first quarter resulting from a tax expense combined with a GAAP loss in continuing operations compared with a tax expense of 21 percent for the same quarter in 2024. The effective income tax rate for the first quarter was lower compared to the same period in 2024, primarily due to increases in valuation allowance on U.S. foreign tax credit carryforwards and decreased earnings in the current year. The effective tax rate for adjusted earnings was 9 percent for the first quarter and we anticipate this rate for 2025 based on expected jurisdictional earnings mix for the full year and consideration of other non-recurring U.S. GAAP items.
Turning to cash flow, in the first quarter we reported a $73 million use of cash, which was favorable versus our expectations of an approximately $300 million use of cash, mainly driven by certain working capital timing factors, including early progress against our inventory reduction initiative in EM. Additionally, the cash costs related to our cost reduction initiatives, including severance payments, was lower than originally anticipated due to timing of payments in the quarter.
As we look towards the remainder of the year, we expect a similar cadence of free cash flow in 2025 as we have seen the last few years, with stronger free cash flow in the second half of the year. I want to provide additional context as it relates to our year-over-year free cash flow generation.
•On a year over year basis, we anticipate working capital to be an improvement in free cash flow of approximately $230 to $280 million. While working capital was a use of cash of $131 million in 2024, we are targeting working capital to be a source of cash of approximately $100 to $150 million in 2025. We remain committed to optimizing our operations and reducing inventory based on demand signals to unlock cash flow from our working capital profile and achieve our cash generation targets for 2025.
4 Benefits of cross currency swaps are recognized in Other Activities

•We have planned to reduce our capital expenditures by approximately $85 to $135 million on a year over year basis, by reassessing the timing of certain growth projects in relation to our available global production capabilities and demand. We continue to prioritize safety, maintenance, regulatory and productivity projects, positioning us to have full ability to scale when demand conditions improve.
•Cash taxes paid in 2025 are anticipated to be lower by approximately $150 to $180 million compared to 2024 due to integration efforts and non-recurring items in 2024.
•With incremental self-help actions, the year over year cash outlay related to our multiple cost reduction initiatives is expected to be higher in 2025 by approximately $25 million but will benefit cash generation in the future.
•Net cash interest paid in 2025 is expected to be approximately $660 million, largely consistent with 2024.
With these initiatives, as well as actions we are taking to drive near term earnings improvement, we expect to drive free cash flow growth in 2025 compared to last year. Our structurally unique business models, with highly diversified end markets and operational agility, provide us with flexibility to navigate diverse demand conditions, reduce costs and support the resiliency of our cash generation capabilities. Consequently, despite a highly uncertain macroeconomic landscape, we are targeting $700 to $800 million of free cash flow generation in 2025 assuming no meaningful downturn in demand.
Shifting focus to divestitures, as Scott previously discussed, we have announced the intention to pursue a complete divestiture of the Micromax® business. We continue to actively pursue multiple divestiture opportunities of various sizes to advance deleveraging and are targeting approximately $1.0 billion in divestitures over the next 2.5 years.
We remain confident in the sustainable cash generation capabilities of Celanese and are committed to executing actions to aggressively pay down debt, deleverage our balance sheet, and accelerate the return of capital to our shareholders.

Scott Richardson, Celanese Corporation, President and Chief Executive Officer
In looking ahead, by flexing our global manufacturing footprint and utilizing our ability to keep inventory in close proximity to our customers, we expect to mitigate all direct exposure to tariffs in the second quarter. That said, the effects of a potential demand downturn are unknown, and with the addition of tariff uncertainty to an already weak macroeconomic environment, it is likely that tepid demand conditions will continue through the second quarter.
We expect modest volume recovery in EM as European automotive destocking has wound down late in the first quarter, as well as normalization of ordering patterns in acetate tow. Additionally, we anticipate some incremental earnings improvement from the price actions we have taken across EM and in the vinlys chain. We will continue to drive cost reduction and productivity initiatives. Given this, we anticipate second quarter adjusted earnings to be $1.30 to $1.50 per share.
As for the second half of 2025, we will continue to flex our global manufacturing footprint and purchasing operations, and take selective pricing actions, to mitigate potential tariff impacts. Considering these actions, we believe we can support approximately 92 percent of our U.S. sales from production in North America, and more than 95 percent of our sales in China from production outside of the U.S. However, there is not enough clarity around the demand environment to provide an earnings outlook for the second half of the year. Even so, we believe that our results in the second half of 2025 will be an improvement over the first half, when considering the concentration of turnarounds in the first half of the year, the timing of affiliate dividend payments, and the results of the ongoing and planned actions that will be implemented as the year progresses.
During times like these, it is critical that we are capitalizing on our company's proven ability to generate cash. Last year we achieved approximately $500 million of free cash flow, despite having nearly $450 to $500 million of non-repeating, one-time headwinds. I am confident we will be able to exceed this level of free cash flow performance again in 2025. Due to the current macro-driven earnings uncertainty, we are prioritizing cash generation this year and targeting to deliver $700 to $800 million of free cash flow in 2025, assuming no further meaningful downturn in demand. Our consistency in cash generation has led to attractive free cash flow yields, especially this year given the current market environment.
In conclusion, we continue to execute against our near-term action plans, leveraging the unique competitive advantages of our two business models to continue to improve our earnings, generate cash to accelerate deleveraging, in order to return Celanese to the upper tier of shareholder value creation.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairments of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry, and the success of our deleveraging efforts, as well as any changes to our credit ratings; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.